Code of Ethics For Directors and Officers of Hybrid Fuels Inc.


In my role as _________________________________ (title) of Hybrid Fuels Inc., I recognize that I hold an important and elevated role in the corporate governance of the Company. I am uniquely capable and empowered to ensure that shareholders interests are appropriately balanced, protected and preserved. Accordingly, this Code of Ethics for Directors and Officers (Code) provides principles to which I am expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and its shareholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct as permitted by the securities laws.

To the best of my knowledge and ability:

     1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable within accepted materiality standards.

     3. I provide full, fair, accurate, timely and understandable disclosure on SEC reports and other public communications.

     4. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     5. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

     6. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

     7. I share knowledge and maintain skills important and relevant to my constituents' needs.

     8. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

     9. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

     10. I promptly report all material internal violations of the Code to my supervisor, chief financial officer, internal audit or the Disclosure Committee as appropriate.

     11. I acknowledge that any material violation of the Code may subject me to disciplinary action up to and including termination.




____________________________ (Signature)    ____________________________ (Date)



____________________________ (Name Printed)